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EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Pacific Premier Bancorp, Inc.

        We consent to the use of our reports dated March 26, 2009, with respect to the consolidated statements of financial condition of Pacific Premier Bancorp, Inc. and Subsidiaries as of December 31, 2008 and 2007, and the related consolidated statements of income, changes in stockholders' equity and cash flows for each of the three years in the period ended December 31, 2008, incorporated herein by reference and to the reference to our firm under the heading "Experts" in the prospectus.

/s/ VAVRINEK, TRINE, DAY & CO., LLP Vavrinek, Trine, Day & Co., LLP

Rancho Cucamonga, California
October 26, 2009

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  EXHIBIT 23.1
Consent of Independent Registered Public Accounting Firm